INTEGRITY MUTUAL FUNDS, INC.

                     CERTIFICATE OF DESIGNATION OF
                 SERIES A CONVERTIBLE PREFERRED SHARES

   The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Integrity Mutual Funds, Inc., a North Dakota corporation (hereinafter called the "COMPANY"):

   RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors (hereinafter called the "BOARD OF DIRECTORS" or the "BOARD") of the Company in accordance with the provisions of the Amended and Restated Articles of Incorporation (the "CHARTER") of the Company, the Board of Directors hereby creates a series of Preferred Shares, par value $0.0001 per share (the "PREFERRED SHARES") of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

   1.  NAME AND DESIGNATION.

   The distinctive name and serial designation of this series of Preferred Shares is "Series A Convertible Preferred Shares" (the "SERIES A PREFERRED SHARES").

   2.  NUMBER OF SHARES.

   The Series A Preferred Shares shall consist of five million (5,000,000) shares. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation or by applicable law of the State of North Dakota, be increased or decreased from time to time by a resolution or resolutions of the Board of Directors, provided, that no decrease shall reduced the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights, or warrants, or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Shares. Series A Preferred Shares repurchased or redeemed by the Company or surrendered for conversion shall be canceled and shall revert to authorized but unissued shares of Preferred Shares, undesignated as to series, subject to reissuance by the Company as shares of Preferred Shares of any one or more series other than the Series A Preferred Shares.

   3.  DIVIDENDS.

     (a) The holders of the Series A Preferred Shares shall be entitled to receive out of any assets legally available therefor, cumulative dividends at the rate of 6.0% per year (of the initial issue price of .50 per share), based upon a 360 day year (twelve 30 day months), accrued monthly and payable quarterly on the fifteenth day of the second month following the end of each calendar quarter (Quarters ending March 30, June 30, September 30 and December
31) of each year in preference and priority to any payment of any dividend on the common shares. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from month to month whether or not earned or declared. Dividends will be due and payable only if and when declared by the Board of Directors. If at any time dividends on the outstanding Series A Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the common shares of the Company.

     (b) Any dividend payable on a dividend payment date shall be paid in cash and in United States dollars if the Company has sufficient profitability and cash flow to pay a cash dividend or at the option of the Board of Directors may be paid in the form of Series A Preferred Shares at an issue price of .50 per share.

     (c) Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company, the holder and thus refunded to the Company.


   4.  LIQUIDATION PREFERENCE; REDEMPTION.

     (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the common shares, the amount of $.50 per share plus any and all accrued but unpaid dividends
(the "Liquidation Preference").

      (b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company (other than a sale or transfer to a wholly owned subsidiary of the Company), shall not be deemed a liquidation, dissolution or winding up within the meaning of this Section 4.

      (c) In the event of a change in control of the Company, the Company shall have the right to redeem any or all of the shares of Series A Preferred Shares after a sixty day notice upon payment in cash of the Liquidation Preference to the holders thereof. Holders of the Series A Preferred Shares shall have the right to convert the Series A Preferred Shares to common shares at the rate of one share of common shares for each share of preferred shares during the sixty day period.

      (d) For the purposes hereof, a "Change of Control Transaction" means the occurrence of any of: (i) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), (ii) the merger of the Company with or into another entity that is not wholly owned by the Company, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

     (e) At any time after five years from issuance, the Company shall have the right to redeem any or all of the shares of Series A Preferred Shares after a sixty day notice upon payment in cash of the Liquidation Preference to the holders thereof. Holders of the Series A Preferred Shares shall have the right to convert the Series A Preferred Shares to common shares at the rate of one share of common shares for each share of preferred shares during the sixty day period.

   5.  CONVERSION TO COMMON SHARES.

     (a) Series A Preferred Shares shall be convertible to the Company's ..0001 par value common shares at the rate of one share of .0001 par value common shares for each share of Series A Preferred Shares at any time after issuance at the option of the Holder.

     (b) The Company has the option to require the Holders of all or any part of the Series A Preferred Shares to convert to the Company's .0001 par value common shares at the rate of one share of .0001 par value common shares for each share of Series A Preferred Shares at any time after one year from issuance, provided that the closing bid price of the Company's .0001 par value common shares shall have been $1.00 or greater for the 60 days prior to the Company's exercising of its option to require conversion of the Series A Preferred Shares to the Company's .0001 par value common shares.

   6.  VOTING RIGHTS.

   In the event, and only in the event, that a declared dividend is in arrears for more than 60 days from the date of scheduled payment, the Series A Preferred Shares shall have the right to vote together with the holders of the Company's common shares, on a one vote per share basis (and not as a separate class), on all matters presented to the holders of the common shares.

   7.  ATTORNEYS' FEES.

   Any holder of Series A Preferred Shares shall be entitled to recover from the Company the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Company hereunder.

   8.  ADDITIONAL RESTRICTIONS.

   For as long as any shares of the Series A Preferred Shares are outstanding, the Company will not amend the terms of the Series A Preferred Shares without the consent of the holders of the Series A Preferred Shares.

   9.  REACQUIRED SHARES.

   Any Series A Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of the new series of the Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation, Preferences, and Rights creating a series of Preferred Shares or as otherwise required by law.

   10.  CONSOLIDATION, MERGER, EXCHANGE, ETC.

   In case the Company shall enter into any consolidation, merger, combination, statutory share exchange, or other transaction in which the common shares is exchanged for or changed into other shares or securities, money, and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one times the aggregate amount of shares, securities, money, and/or any other property (payable in kind), as the case may be, into which or for which each share of common shares is changed or exchanged. In the event the Company shall at any time after the consummation of the transactions contemplated by the Transaction Agreement, declare or pay any dividend on common shares payable in common shares, or effect a subdivision or combination or consolidation of the outstanding common shares (by reclassification or otherwise) into a greater or lesser number of shares of common shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common shares outstanding immediately after such event, and the denominator of which is the number of shares of common shares that were outstanding immediately prior to such event.

   11.  RANK.

   The Series A Preferred Shares shall rank junior in terms of dividend and liquidation, dissolution, and winding up rights to all other series of the Company's Preferred Shares hereafter issued that specifically provide that they shall rank senior to the Series A Preferred Shares.

   12. FRACTIONAL SHARES.

   Series A Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Preferred Shares.

   13.  NO ADVERSE ACTIONS.

   The Company shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, re-capitalization, consolidation, sales of assets, sale of shares, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of shares of the Company if the effect of such action is to reduce the value or security of the Series A Preferred Shares.

                                    * * * * *

IN WITNESS WHEREOF, Integrity Mutual Funds, Inc. has caused this certificate to be signed by Robert Walstad, its Chief Executive Officer, and attested to by Jackie Pickens Case, its Corporate Secretary, effective as of the 19 day of December, 2003.


                              INTEGRITY MUTUAL FUNDS, INC.
                              By:   /s/ Robert Walstad, Chief Executive Officer
                                    -------------------------------------------
                                    Robert Walstad, Chief Executive Officer


Attested:

/s/ Jackie Pickens Case
-----------------------------------
Jackie Pickens Case, Corporate Secretary